Exhibit 99.1

Blackstone Expands Leadership Team in Growing Private Credit Business

January 10, 2023 – NEW YORK – Blackstone (NYSE: BX) today announced that Brad Marshall, who has been leading the firm’s direct lending efforts for nearly 17 years, has been promoted to Global Head of Private Credit Strategies (PCS), adding to his role as Chairman and co-CEO of the firm’s two business development companies (BDCs), Blackstone Private Credit Fund (BCRED) and Blackstone Secured Lending Fund (NYSE: BXSL). Jonathan Bock, formerly the CEO of Barings BDC and a top ranked Equity Analyst at Wells Fargo, has joined the firm to serve alongside Brad as Co-CEO of the firm’s BDCs.

The new leadership roles correspond with the significant expansion of Blackstone Credit, where total assets under management have grown 135% over the past five years to $234 billion. PCS makes up approximately half of Blackstone Credit’s business today and includes the BDCs.

Dwight Scott, Global Head of Blackstone Credit, said: “Blackstone Credit and our BDCs have seen extraordinary growth over the past five years. Elevating Brad and adding Jonathan to our leadership team will help us continue to meet the strong customer demand for private credit strategies globally. Our BDC portfolios have broad exposure across sectors, comprising primarily senior secured, floating rate debt, and we believe they are well positioned for the current environment.”

Brad Marshall said: “Jonathan is a long-time friend and an exceptional thought leader in the BDC space, and I’m delighted to have his partnership as we continue to expand our business. Blackstone Credit’s tremendous growth in the last five years, when combined with the secular shift towards private credit and a very attractive market opportunity today, create a platform design that will benefit from Jonathan’s knowledge and experience.”

Jonathan Bock added: “Blackstone is a global leader in private credit and a company I’ve long admired. I’m excited to join the world-class team and help build on the successful platform they’ve created.”

Jonathan Bock Bio:

Prior to joining Blackstone, Jonathan was CEO of Barings BDC. In addition to this role, he served as Co-CEO and President of Barings Private Credit Corporation, and Chief Financial Officer of Barings Capital Investment Corporation, Barings Corporate Investors, and Barings Participation Investors. Prior to joining Barings in July 2018, Jonathan was a Managing Director and Senior Equity Analyst at Wells Fargo Securities specializing in BDCs. He has actively followed the BDC space since 2006 and was the chief author of a leading BDC quarterly research publication: the BDC Scorecard. Jonathan holds a bachelor’s degree in finance from the University of Illinois College of Business and is a member of the CFA Institute.

About Blackstone Credit:

Blackstone Credit is one of the world’s largest credit-focused asset managers, with $234 billion in AUM. We seek to generate attractive risk-adjusted returns for our clients by investing across the entire corporate credit market, from public debt to private loans. Our capital supports a wide range of companies across sectors and geographies, enabling businesses to expand, invest, and navigate changing market environments.

Contact Info:

Kate Holderness, Blackstone

Kate.holderness@blackstone.com

646-482-8774